6th AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 6th AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 6th day of March, 2019 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and BlackRock Investment Management, LLC (“BlackRock”), a Delaware corporation.

Recitals

1.	LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.

BlackRock currently subadvises several series of LVIP pursuant to a written subadvisory agreement dated August 27, 2012 as amended October 1, 2015, February 8, 2016, April 21, 2016, March 20, 2017, and January 31, 2019 (the “Agreement”),

3.

LIAC wishes to appoint BlackRock to serve as sub-adviser to the LVIP BlackRock Global Allocation Fund (the “Fund”), a series of the Trust and BlackRock and LIAC desire to amend the fee schedule (“Schedule A”) to the Agreement to add the Fund;

Representations

1.	LIAC represents and warrants that approval of this amendment has been obtained from the Trust’s Board of Trustees at an in-person meeting held December 4, 2018.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part of the Agreement.

2.	The Representations are incorporated and made a part of the Agreement.

3.	Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof, to reflect the addition of the Fund to the Agreement.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION	BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ Jayson R. Bronchetti	By: /s/ Michael J. Ferrero
Name: Jayson R. Bronchetti	Name: Michael J. Ferrero
Title: President	Title: Managing Director

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Fund at an annual rate as follows:

Effective Date	Fund	Fees payable on assets of the Managed Portion
February 8, 2016	LVIP BlackRock Dividend Value Managed Volatility Fund (index sleeve)	[REDACTED]
October 1, 2015	LVIP BlackRock Equity Dividend Managed Volatility Fund (active sleeve)	[REDACTED]
May 1, 2017	LVIP BlackRock Scientific Allocation Fund	[REDACTED]
February 11, 2019	LVIP BlackRock Global Real Estate Fund	[REDACTED]
April 26, 2019	LVIP BlackRock Global Allocation Fund	[REDACTED]

Effective Date	Funds	Fees payable on aggregate average daily net assets of the Managed Portions
May 1, 2016	LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund	[REDACTED]